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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                       THE MERIDIAN RESOURCE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                        THE MERIDIAN RESOURCE CORPORATION
                         1401 ENCLAVE PARKWAY, SUITE 300
                              HOUSTON, TEXAS 77077

                  NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

      To the Shareholders of The Meridian Resource Corporation:

      The 2004 Annual Meeting of Shareholders of The Meridian Resource Corporation (the "Company") will be held on October 27, 2004, at 10:00 a.m. Houston time, at The West Lake Club, 510 West Lake Park Boulevard, Houston, Texas, for the following purposes:

      1. To elect persons to serve on the Company's Board of Directors as follows:

         - To elect three persons to serve as Class II Directors on the Company's Board of Directors, to hold office until the 2007 Annual Meeting of Shareholders or until such person's successor shall be duly elected and qualified.

         - To elect three persons to serve as Class I Directors on the Company's Board of Directors, to hold office until the 2006 Annual Meeting of Shareholders or until such person's successor shall be duly elected and qualified.

         - To elect one person to serve as an additional Class III Director on the Company's Board of Directors, to hold office until the 2005 Annual Meeting of Shareholders or until such person's successor shall be duly elected and qualified.

      2. To consider and act upon a shareholder proposal that the Company nominate at least two candidates for each Board of Directors position to be voted on by the shareholders.

      3. To transact such other business as may properly come before the meeting.

      The Board of Directors has fixed the close of business on September 9, 2004, as the record date for determination of shareholders who are entitled to notice of and to vote either in person or by proxy at the 2004 Annual Meeting of Shareholders and any adjournment thereof.

      All shareholders are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AS SOON AS POSSIBLE.

      Each shareholder of the Company is receiving a copy of the 2004 Annual Report to Shareholders (the "Annual Report") with this Proxy Statement. If you did not receive a copy of the Annual Report, you should contact Lloyd V. DeLano at the Company at (281) 597-7000 and the Company will send a copy of the Annual Report to you free of charge.

                       By Order of the Board of Directors

                              Joseph A. Reeves, Jr.
                            Chairman of the Board and
                             Chief Executive Officer

September 23, 2004

                        THE MERIDIAN RESOURCE CORPORATION
                         1401 ENCLAVE PARKWAY, SUITE 300
                              HOUSTON, TEXAS 77077

                                 PROXY STATEMENT

                               GENERAL INFORMATION

      This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by order of the Board of Directors of The Meridian Resource Corporation (the "Company") to be voted at the 2004 Annual Meeting of Shareholders (the "Meeting"), to be held at the time and place and for the purposes set forth in the accompanying notice. Such notice, this Proxy Statement and the form of Proxy are being mailed to shareholders on or about September 23, 2004.

      The Company will bear the costs of soliciting proxies in the accompanying form. In addition to the solicitation made hereby, proxies also may be solicited by telephone, telegram or personal interview by officers and regular employees of the Company. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

      All duly executed proxies received prior to the Meeting will be voted in accordance with the choices specified thereon, unless revoked in the manner provided hereinafter. As to any matter for which no choice has been specified in a proxy, the shares represented thereby will be voted by the persons named in the proxy (i) "for" the election as director of the nominees listed herein, (ii) "against" the shareholder proposal to nominate at least two persons for each director position and (iii) in the discretion of such persons, in connection with any other business that may properly come before the Meeting. A shareholder of the Company who has executed and returned a proxy may revoke it at any time prior to the exercise thereof by written notice to the Secretary of the Company at the above address of the Company or by the execution and delivery of a later dated proxy, or by attendance at the Meeting and voting their shares in person.

      As of the close of business on September 9, 2004, the record date ("Record Date") for determining shareholders entitled to vote at the Meeting, the Company had outstanding and entitled to vote 79,201,084 shares of Common Stock, $.01 par value ("Common Stock"). The outstanding shares of Common Stock are the only shares of capital stock of the Company entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote with respect to each matter to be acted on at the Meeting.

      The holders of a majority of the outstanding shares of Common Stock as of the Record Date, whether represented in person or by proxy, will constitute a quorum for the transaction of business at the Meeting as to any matter for which all of the Common Stock is entitled to vote. Under Texas law, any unvoted position in a brokerage account with respect to any matter will be considered as not voted and will not be counted toward fulfillment of quorum requirements as to that matter.

                              ELECTION OF DIRECTORS

      In addition to the election of three Class II Directors whose current terms expire as of the date of the Meeting, you are being asked to vote on the election of three Class I Directors and one additional Class III Director. The Company has increased the number of persons serving on the Board to comply with recent New York Stock Exchange rule changes regarding independent directors. To comply with our Bylaws, directorships are being added to Class I and Class III to keep the number of directors in each Class as nearly equal as possible.

                                 PROPOSAL ONE -
                              ELECTION OF DIRECTORS

ELECTION OF CLASS II DIRECTORS

      Three directors will be elected by the holders of the Common Stock at the Meeting to serve as the Class II Directors of the Company's Board of Directors until the 2007 Annual Meeting of Shareholders or until such person's successor shall be duly elected. The Board of Directors recommends the election of E.L. Henry, Joe E. Kares and Gary A. Messersmith as the Class II Directors. Messrs. Henry, Kares and Messersmith are each currently directors of the Company. Unless contrary instructions are set forth in the proxies, it is intended that each person executing a proxy will vote all shares represented by such proxy for the election as director of each of Messrs. Henry, Kares and Messersmith. Should any of Messrs. Henry, Kares and Messersmith become unable or unwilling to accept nomination or election, it is intended that the person acting under the proxy will vote for the election of such other person as the Board of Directors of the Company may recommend. Management has no reason to believe that any of Messrs. Henry, Kares and Messersmith will be unable or unwilling to serve if elected.

      There are currently three Class II directorships up for election. A nominee for director receiving a plurality of votes cast at the Meeting and entitled to be cast for such nominee will be elected as director. Abstentions and broker non-votes will not be treated as a vote for or against a particular director and will not affect the outcome of the election of directors.

ELECTION OF CLASS I DIRECTORS

      Three directors will be elected by the holders of the Common Stock at the Meeting to serve as the Class I Directors of the Company's Board of Directors until the 2006 Annual Meeting of Shareholders or until such person's successor shall be duly elected. The Board of Directors recommends the election of David
W. Tauber, John B. Simmons and James R. Montague as the Class I Directors. In accordance with our Bylaws, the Board appointed Messrs. Tauber, Simmons and Montague during the past year to serve on the Board of Directors to fill a vacancy on the Board or to fill a newly created Board seat. Unless contrary instructions are set forth in the proxies, it is intended that each person executing a proxy will vote all shares represented by such proxy for the election as director of each of Messrs. Tauber, Simmons and Montague. Should any of Messrs. Tauber, Simmons and Montague become unable or unwilling to accept nomination or election, it is intended that the person acting under the proxy will vote for the election of such other person as the Board of Directors of the Company may recommend.

Management has no reason to believe that any of Messrs. Tauber, Simmons and Montague will be unable or unwilling to serve if elected.

      There are currently three Class I directorships up for election. A nominee for director receiving a plurality of votes cast at the Meeting and entitled to be cast for such nominee will be elected as director. Abstentions and broker non-votes will not be treated as a vote for or against a particular director and will not affect the outcome of the election of directors.

ELECTION OF CLASS III DIRECTORS

      In addition to the two persons currently serving as Class III Directors, one director will be elected by the holders of the Common Stock at the Meeting to serve as an additional Class III Director of the Company's Board of Directors until the 2005 Annual Meeting of Shareholders or until such person's successor shall be duly elected. The Board of Directors recommends the election of Fenner
R. Weller, Jr. as the additional Class III Director. In accordance with the Company's Bylaws, the Board appointed Mr. Weller in August 2004 to fill a newly created Board seat. Unless contrary instructions are set forth in the proxies, it is intended that each person executing a proxy will vote all shares represented by such proxy for the election of Mr. Weller as director. Should Mr. Weller become unable or unwilling to accept nomination or election, it is intended that the person acting under the proxy will vote for the election of such other person as the Board of Directors of the Company may recommend. Management has no reason to believe that Mr. Weller will be unable or unwilling to serve if elected.

      There is currently one Class III directorship up for election. A nominee for director receiving a plurality of votes cast at the Meeting and entitled to be cast for such nominee will be elected as director. Abstentions and broker non-votes will not be treated as a vote for or against a particular director and will not affect the outcome of the election of directors.

                                    DIRECTORS

      The business and affairs of the Company is managed under the direction of the Board of Directors to enhance the long-term value of the Company for its shareholders. In exercising its authority to direct, the Board recognizes that the long-term interests of its shareholders are best advanced by appropriate consideration of other stakeholders and interested parties including employees and their families, customers, suppliers, communities and society as a whole. To assist the Board in fulfilling its responsibilities, it has adopted certain Corporate Governance Principles (the "Principles"), a copy of which will be posted on the Company's web site at www.tmrx.com. As set forth in the Principles, the Board of Directors of the Company will schedule regular executive sessions where non-management directors meet without management participation. Effective on the date of the Meeting, the chairman of the Board Affairs Committee and the chairman of the Compensation Committee shall preside on an alternating basis at each executive session.

      The Company's Bylaws provide that the Board of Directors shall be classified into three classes: Class I Directors, Class II Directors and Class III Directors. Each class serves for a term of three years or until a director's successor is duly elected and qualified.

      Set forth below is certain information concerning the current directors of the Company, with each person's business experience for at least the past five years.

                                                   PRESENT POSITIONS                                EXPIRATION OF
       NAME                        AGE             WITH THE COMPANY            DIRECTOR SINCE        PRESENT TERM
       ----                        ---             ----------------            --------------        ------------
E. L. Henry                        68       Class II Director (1) (5) (6)           1998                 2004

Joe E. Kares                       60       Class II Director (1) (2)               1990                 2004

Gary A. Messersmith                55       Class II Director (2)                   1997                 2004

David W. Tauber                    54       Class I Director (4) (5)                2004                 2004

John B. Simmons                    52       Class I Director (4)                    2004                 2004

James R. Montague                  57       Class I Director (5) (6)                2004                 2004

Joseph A. Reeves, Jr.              57       Class III Director, Chairman            1990                 2005
                                            of the Board and Chief
                                            Executive Officer (3)

Michael J. Mayell                  57       Class III and President (3)             1990                 2005

Fenner R. Weller, Jr.              53       Class III Director (4) (6)              2004                 2004

(1)   Current member of the Audit Committee.

(2)   Current member of the Executive Compensation Committee.

(3) Member of the Executive Committee, Director's Stock Option Plan Administration Committee and current member of the Employee Compensation Committee.

(4)   Member of the Audit Committee, effective as of the date of the Meeting.

(5) Member of the Board Affairs Committee, effective as of the date of the Meeting.

(6) Member of the Compensation Committee, effective as of the date of the Meeting.

      E. L. Henry was a partner with the law firm of Adams and Reese L.L.P. in Baton Rouge, Louisiana from 1987 until his retirement in 2001. Mr. Henry was formerly Commissioner of the Division of Administration for the State of Louisiana from 1980 through 1984, a member of the Louisiana House of Representatives from 1968 through 1980 and Speaker of the Louisiana House of Representatives from 1972 through 1980.

      Joe E. Kares has been a partner with the public accounting firm of Kares & Cihlar in Houston, Texas since 1980.

      Gary A. Messersmith has been a Member of the law firm of Looper, Reed & McGraw, a Professional Corporation, in Houston, Texas since 2001, and from 1982 to 2001 was a partner with the law firm of Fouts & Moore, L.L.P. in Houston, Texas.

      David W. Tauber has served as owner/principal of Tauber Oil Company, a marketer of fuel oil and carbon black located in Houston, Texas, since 1984.

      John B. Simmons has been Vice President, Treasurer and Chief Financial Officer of Stewart & Stevenson Services, Inc. since 2002, and from 2001 to 2002 was their Controller and Chief Accounting Officer. Stewart & Stevenson Services, Inc. is a manufacturer, service provider and distributor of industrial and energy related equipment. From 1997 to 2000,

Mr. Simmons was Vice President and Chief Financial Officer of Cooper Energy Services, a provider of power and compression equipment.

      James R. Montague was president of IP Petroleum Co., an oil and gas exploration and production company, from 1996 until 2001. From 2001 until he retired in 2002, he was president of Encana Gulf of Mexico, also an oil and gas exploration and production company. Mr. Montague also serves on the boards of directors of Penn Virginia Resource Partners, L.P. and Magellan Midstream Partners, L.P.

      Joseph A. Reeves, Jr. is Chairman of the Board and Chief Executive Officer of the Company. Prior to assuming his positions with the Company, Mr. Reeves held similar positions with the Company's predecessor, Texas Meridian Resources, Ltd. ("TMR"), from 1988 to 1990.

      Michael J. Mayell is President of the Company. Prior to assuming such position with the Company, Mr. Mayell held a similar position with TMR from 1988 until 1990.

      Fenner R. Weller, Jr. has been a general partner of Weller, Anderson, & Co., Ltd., a securities firm, since 1995.

                         BOARD OF DIRECTORS INDEPENDENCE

      The Board of Directors has affirmatively determined that Messrs. Henry, Tauber, Simmons, Weller and Montague are independent and have no current material relationship with the Company, except as a director.

                IDENTIFYING AND EVALUATING NOMINEES FOR DIRECTORS

      The Board has utilized in the past, and the Board Affairs Committee will utilize after the Meeting, a variety of methods for identifying and evaluating nominees for director. The Board Affairs Committee will regularly assess the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board Affairs Committee will consider various potential candidates for director. Candidates have in the past come to the attention of the Board and may in the future come to the attention of the Board Affairs Committee through current Board members, professional search firms, shareholders or other persons. After the Meeting, these candidates will be evaluated at regular or special meetings of the Board Affairs Committee, and may be considered at any point during the year. In evaluating such nominations, the Board Affairs Committee will seek to achieve a balance of knowledge, experience and capability on the Board.

      Under our Bylaws, a shareholder of the Company entitled to vote for the election of directors, may, if he or she complies with the following procedures, make a nomination for director at a shareholder meeting. Nominations for director may be made by shareholders only after compliance with the procedures set forth in our Bylaws. The following summary is qualified in its entirety by reference to the full text of the Bylaws.

      Written notice of a shareholder's intent to make such a nomination must be delivered to or mailed and received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first. A shareholder's notice to the Company shall set forth (i) as to each person whom the shareholder proposes to nominate for election or re-election as director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor regulation thereto, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company that are beneficially owned by the shareholder, (iv) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination or nominations are to be made by such shareholder and (v) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

                            SOURCES FOR NEW NOMINEES

      With regard to the four new nominees that were added to the Board in the last year and approved by the Board for inclusion in the list of nominees to be elected at the Meeting, the Board's nominating process consisted of collecting resumes of persons suggested by various members of the Board for consideration, circulating those resumes among all Board members and then reaching a consensus as to which persons should be contacted for further interviews with members of the Board. Messrs. Tauber and Montague were initially contacted by the Chief Executive Officer, Messrs. Simmons and Weller were initially contacted by non-management directors, and all four were nominated after consultation with, and with the consensus of, the full Board.

                                 AUDIT COMMITTEE

      The Company has a standing Audit Committee established in accordance with
Section 3(a)(58)(A) of the Exchange Act. The current members of the Audit Committee are identified above. Effective on the date of the Meeting, the Audit Committee will be reconstituted. See "Meetings and Committees of the Board of Directors - Changes Effective on the Date of the 2004 Annual Meeting" below.

                             AUDIT COMMITTEE REPORT

      We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2003.

      We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with

Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

      Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

  Joe E. Kares, Chairman                                     E. L. Henry

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      PRIOR TO THE 2004 ANNUAL MEETING. The information provided in this section relates to the period prior to the Meeting. Effective on the date of the Meeting, the Board will reconstitute its committees and form certain additional committees to comply with recent changes in Securities and Exchange Commission ("SEC") and New York Stock Exchange ("NYSE") rules. See "Changes Effective on the Date of the 2004 Annual Meeting" below.

      The Board of Directors held five meetings during the year ended December 31, 2003. In 2003, each director attended at least 75% of the total combined number of meetings held by the Board of Directors and by the committees on which each director served.

      The Board of Directors has an Executive Committee, an Audit Committee, an Executive Compensation Committee, a Directors' Stock Plan Administration Committee and an Employee Compensation Committee. The Company does not currently have a nominating or other similar committee.

      The Executive Committee is currently comprised of Messrs. Reeves and Mayell and is responsible for assisting with the general management of the business and affairs of the Company during intervals between meetings of the Board of Directors. Twelve meetings of the Executive Committee were held in 2003.

      The Audit Committee is currently comprised of Messrs. Kares and Henry and is charged with the duties of recommending the appointment of the independent certified public accountants, reviewing their fees, ensuring that proper guidelines are established for the dissemination of financial information, meeting periodically with the independent auditors, the Board of Directors and certain officers of the Company and its subsidiaries to ensure the adequacy of internal controls and reporting, reviewing consolidated financial statements and performing any other duties or functions deemed appropriate by the Board of Directors. All members of the Audit Committee are non-employee directors. The Board of Directors has determined that each current member of the Audit Committee is "independent", as such term is defined in sections 303.01(B)(2)(a) and (3) of the NYSE listing standards. Two Audit Committee meetings were held in 2003. The Audit Committee is governed by a written charter approved by the Board of Directors. A copy of the current charter is included in Appendix A to the Company's 2001 proxy statement. The Board has adopted, to be effective on the date of the Meeting, an Amended and Restated Audit Committee Charter, a copy of which is included as Appendix A to this proxy statement.

      The Executive Compensation Committee is currently comprised of Messrs. Kares and Messersmith, each of whom is a non-employee director of the Company. The Executive Compensation Committee is generally responsible for determining the cash compensation to be paid to each of Messrs. Reeves and Mayell; however, during 2002 and 2003, compensation decisions with respect to Messrs. Reeves and Mayell were made by the full Board of Directors with Messrs. Reeves and Mayell abstaining.

      The Directors' Stock Plan Administration Committee is currently comprised of Messrs. Reeves and Mayell and is responsible for administering the Company's Non-Employee Director Stock Option Plan. Two Directors' Stock Plan Administration Committee meetings were held in 2003.

      The Employee Compensation Committee is currently comprised of Messrs. Reeves and Mayell. The Employee Compensation Committee sets the salaries of all employees, including the elected officers and other senior executives, and grants bonuses to such elected officers and other senior executives. The salaries of the members of the Employee Compensation Committee are set by the Executive Compensation Committee or the full Board of Directors. Six Employee Compensation Committee meetings were held in 2003.

      CHANGES EFFECTIVE ON THE DATE OF THE 2004 ANNUAL MEETING. Effective on the date of the Meeting, the Board will reconstitute its committees and form certain additional committees to comply with recent changes in SEC and NYSE rules. The Board has appointed John B. Simmons, who will serve as chairman, David W. Tauber and Fenner R. Weller, Jr. to serve on the Audit Committee, each of whom the Board has determined is "independent" within the meaning of the NYSE listing standards and Rule 10A-3 under the Exchange Act. The Board has determined that Mr. Simmons is an audit committee financial expert as defined in applicable SEC and NYSE rules. The Board has adopted, to be effective on the date of the Meeting, an Amended and Restated Audit Committee Charter, a copy of which is included as Appendix A to this proxy statement and will be posted to the Company's web site at www.tmrx.com.

      Effective on the date of the Meeting, the Board will form a Board Affairs Committee. The Board has appointed James R. Montague, who will serve as chairman, David W. Tauber and E.L. Henry to serve on that committee, each of whom the Board has determined is "independent" within the meaning of the rules of the NYSE. The Board Affairs Committee will be governed by a written charter, a copy of which will be posted on the Company's web site at www.tmrx.com. The Board has also adopted Corporate Governance Principles to be followed by the Board Affairs Committee, and has adopted a Code of Business Conduct and Ethic for its directors, officers and employees, copies of each of which will be posted on the Company's web site at www.tmrx.com.

      Effective on the date of the Meeting, the Board will reconstitute the Compensation Committee. The Board has appointed E.L. Henry, who will serve as chairman, Fenner R. Weller, Jr., and James R. Montague to serve on that committee, each of whom the Board has determined is "independent" within the meaning of the rules of the NYSE. The Compensation Committee will be governed by a written charter, a copy of which will be posted on the Company's web site at www.tmrx.com.

                ATTENDANCE AT THE ANNUAL MEETING OF SHAREHOLDERS

      The Company's Board of Directors holds a regular meeting in conjunction with the Annual Meeting of Shareholders. Therefore, the directors are encouraged to and generally attend the Company's Annual Meeting of Shareholders. All directors attended the 2003 Annual Meeting of Shareholders.

                          COMMUNICATIONS WITH THE BOARD

      Any shareholder or other interested party wishing to send written communications to any one or more of the Company's Board of Directors may do so by sending them in care of Investor Relations at 1401 Enclave Parkway, Suite 300, Houston, Texas 77077. All such communications will be forwarded to the intended recipient(s).

                      EXECUTIVE AND CERTAIN OTHER OFFICERS

      The following table provides information with respect to the executive officers and certain other officers of the Company. Each officer has been elected to serve until his or her successor is duly appointed or elected by the Board of Directors or his or her earlier removal or resignation from office.

                                                                                                          YEAR FIRST
                                                                                                           ELECTED
  NAME OF OFFICER                    POSITION WITH THE COMPANY                           AGE              AS OFFICER
  ---------------                    -------------------------                           ---              ----------
Joseph A. Reeves, Jr.      Chairman of the Board                                         57                  1990
                           and Chief Executive Officer

Michael J. Mayell          Director and President                                        57                  1990

Lloyd V. DeLano            Senior Vice President and Chief Accounting Officer            53                  1993

James W. Carrington, Jr.   Executive Vice President - Land and Legal - TMRX              54                  1998

Alan S. Pennington         Vice President - Business Development - TMRX                  50                  1999

Thomas J. Tourek*           Senior Vice President - Exploration - TMRX                   61                  1999

A. Dale Breaux*             Vice President - Operations - TMRX                           55                  2002

---------------
*  Non-executive officer.


For additional information regarding Messrs. Reeves and Mayell, see "Directors", above.

      Lloyd V. DeLano joined the Company in January 1992 performing contract work and became an employee of the Company in October 1992. Mr. DeLano was named Vice President - Director of Accounting of The Meridian Resource & Exploration LLC, a wholly owned subsidiary of the Company ("TMRX"), in April 1993 and in June 1996 was named Vice President and Chief Accounting Officer of the Company. Mr. DeLano is a Certified Public Accountant with 30 years of oil and natural gas experience.

      James W. Carrington, Jr. joined the Company in March 1998 as Vice President of Land of TMRX. Prior to assuming his position with the Company, Mr. Carrington was employed by CNG Producing Company.

      Alan S. Pennington joined the Company in August 1989 as Vice President - Geology of TMRX and has held several positions with the Company. He is presently Vice President - Business Development of TMRX.

      Thomas J. Tourek joined Meridian in June 1999, after nearly 30 years of experience at Shell in the discovery and development exploration and production projects. His successes in managing and performing geological and geophysical (including 3-D) evaluations span the greater Gulf of Mexico Basin, Europe, Africa, Latin America, and the Middle and Far East. Mr. Tourek holds a Bachelor of Science Degree in Geology from Wittenberg University, and a Masters Degree and Ph.D in Geology from Johns Hopkins University.

      A. Dale Breaux joined the Company in 2002 and is currently the Vice President--Operations of TMRX. Mr. Breaux has nearly 30 years of field and management experience in onshore and offshore drilling operations at Sun Oil Company, Campbell Energy Corporation, and Petrofina. Mr. Breaux holds a Bachelor of Science in Petroleum Engineering from the University of Louisiana in Lafayette.

      There are no family relationships among the current officers and directors of the Company.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent shareholders are required by the regulations promulgated under Section 16(a) to furnish the Company with copies of all
Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from January 1, 2003, through December 31, 2003, all officers, directors and greater than ten-percent shareholders of the Company were in compliance with applicable filing requirements, except that in July 2004, Joseph A. Reeves, Jr., Chairman of the Board and Chief Executive Officer of the Company, and Michael J. Mayell, President of the Company, each filed a Form 4 to reflect automatic anti-dilution adjustments under the General Partner Warrants, from the issuance of the warrants through July 12, 2004, to the number of shares of common stock issuable under the warrants. The warrants were issued by the Company to each of Messrs. Reeves and Mayell in 1990.

                             EXECUTIVE COMPENSATION

      The following tables contain compensation data for the five highest paid executive officers serving at the end of 2003 whose 2003 salary and annual bonus compensation exceeded $100,000, and other individuals who would otherwise have been included in this table but for the fact that such individuals were not serving as executive officers of the Company at the end of 2003 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                           Long-Term
                                        Annual Compensation                               Compensation
                            ----------------------------------------------------     -----------------------
                                                                                    Restricted    Securities
   Name and                                                       Other Annual         Stock      Underlying        All Other
Principal Position          Year  Salary($)(1)  Bonus($)(1)(2)   Compensation($)(4)  Award($)(1)  Options(#)   Compensation($)(3)
------------------          ----  ------------  --------------   ------------------  -----------  ----------   ------------------
Joseph A. Reeves, Jr.       2003    $ 40,527      $760,000          $32,710           $631,620       $--            $12,000
CEO                         2002      57,693       879,071           58,810            800,000        --             11,000
                            2001      40,613       760,000               --            834,160        --             10,500

Michael J. Mayell           2003    $ 40,427      $760,000          $32,710           $631,620       $--            $12,000
President                   2002      57,693       879,071           58,810            800,000        --             11,000
                            2001      40,613       760,000               --            834,160        --             10,500

Lloyd V. DeLano             2003    $169,399      $368,026          $    --           $     --       $--            $12,000
Senior Vice President and   2002     167,999       433,781               --                 --        --             11,000
Chief Accounting Officer    2001     167,999       437,395               --                 --        --             10,500

James W. Carrington, Jr.    2003    $168,203      $352,879          $    --           $     --       $--            $12,000
Executive Vice President,   2002     166,812       417,789               --                 --        --             10,009
Land and Legal - TMRX       2001     166,812       419,014               --                 --        --             10,500

Alan S. Pennington          2003    $192,210      $369,063          $    --           $     --       $--            $12,000
Vice President, Business    2002     190,621       384,724               --                 --        --             11,000
Development - TMRX          2001     190,621       437,395               --                 --        --             10,500

            (1) Salary and bonus compensation excludes amounts deferred by Messrs. Reeves and Mayell pursuant to a deferred compensation plan (the "DCP"), which have been reported in the Restricted Stock Award column. The DCP was approved by the Board of Directors and the shareholders of the Company in 1996 as a method to preserve the Company's liquidity and further align the executive officers' interests with those of the Company's shareholders. No actual shares of Common Stock are issued and the officer has no rights with respect to any shares unless and until there is a distribution. Distributions cannot be made until the death, retirement or termination of employment of the officer. Until distribution, the value of such stock rights are subject to the general credit of the Company and the market value of the Common Stock. Pursuant to the DCP, the Company also granted to each officer an equal matching deferral, which is subject to a one-year vesting and is included in the Restricted Stock Award column. Under the terms of the grants, the employee and matching deferrals are allocated to a Common Stock account in which units are credited to the accounts of the officer based on the number of shares that could be purchased at the market price of the Common Stock at December 31, 1997 ($9 9/16 per share), for the deferrals during the first half of 1998; at June 30, 1998 ($7 1/16 per share), for the deferrals during the second half of 1998; at December 31, 1998 ($3 3/16 per share), for the deferrals during the first half of 1999; at June 30, 1999 ($3 7/8 per share), for the deferrals during the second half of 1999; at December 31, 1999 ($3.0625 per share) for the deferrals during the first half of 2000; at June 30, 2000 ($5.703125 per share) for the deferrals during the second half of 2000; at December 31, 2000 ($8.625 per share) for the deferrals during the first half of 2001; and at June 30, 2001 ($7.17 per share) for the deferrals during the second half of 2001; at December 31, 2001 ($3.99 per share) for deferrals during the first half of 2002; at June 30, 2002 ($3.72 per share) for deferrals during the second half of 2002; at December 31, 2002,($0.90 per share) for deferrals during the first half of 2003 and at June 30, 2003 ($4.73 per share) for deferrals during the second half of 2003. Pursuant to the DCP, Messrs. Reeves and Mayell each elected to defer $417,080, $400,000, and $315,810 of their compensation for 2001, 2002 and 2003, respectively. As of December 31, 2003, each of Messrs. Reeves and Mayell had rights (including matching deferrals) to 1,433,858 shares and 1,244,438 shares, respectively, with a total value (including matching deferrals) as of December 31, 2003, of $8,517,117 and $7,391,962, respectively. An amount equal to the dividends, if any, that would have otherwise been paid with respect to such shares had they actually been issued will be credited to the respective Common Stock accounts as well.

            (2) Under the Company's Well Bonus Plan, Mr. DeLano received bonus amounts in 2003, 2002 and 2001 as follows: $360,326, $376,781, $437,395 respectively. Under the same plan Mr. Carrington was paid in 2003, 2002 and 2001 the following amounts: $345,233, $360,839 and $419,014, respectively. Under the same plan, Mr. Pennington was paid in 2003, 2002 and 2001 the following amounts: $360,326, $376,781 and $437,395, respectively.

            (3) Includes Company contributions to its 401(k) plan.

            (4) Includes the value conveyed during the applicable year attributable to net profits interests assigned to the Named Executive Officer during the applicable year in connection with their employment agreements. In connection with such employment agreements, the Company adopted in 1994 a program under which net profits interests are granted to certain key employees of the Company in prospects and wells that the Company is pursuing and drilling. In general, the net profits interest is 2.00% of any well and is subject to proportional reduction to the Company's interests. Pursuant to these arrangements, during 2002 and 2003, net profits interests of 2% were granted to each of Messrs. Reeves and Mayell in various prospects acquired by the Company in 2002 and 2003. Although such grants were intended to provide long-term incentive for the executive officer or employee by aligning his or her interests with those of the Company in its drilling efforts, such grants are not subject to vesting, the continued employment of the individual with the Company or other conditions. Accordingly, such grants are considered part of the Company's annual compensation package and not compensation under a long-term incentive plan. Each grant of a net profits interest is reflected in this table at a value based on a third party appraisal of the interest granted or the Company's current estimate of value for those prospects for which a third party appraisal has not yet been completed. Such values are appraisals or estimates only and the actual realized value of such interests may prove to be higher or lower than the amounts reflected in this table. See also "-Employment Agreements" and "-Well Bonus Plans and NPI Rights" below.

      The following table summarizes the number and value of options exercised by the Named Executive Officers during 2003, as well as the number and value of unexercised options owned by the Named Executive Officers as of December 31, 2003.

                 AGGREGATE OPTION EXERCISES IN FISCAL YEAR 2003
                       AND DECEMBER 31, 2003 OPTION VALUE

                                                                        Number of      Value of Unexercised
                                                                       Unexercised         In-the-Money
                                                                       Options at           Options at
                                                                      December 31,         December 31,
                                                                         2003(#)              2003($)
                                Shares Acquired        Value          Exercisable/         Exercisable/
       Name                      on Exercise(#)     Realized($)     Unexercisable(1)       Unexercisable
       ----                      --------------     -----------     ----------------       -------------
Joseph A. Reeves, Jr. (1)             --                --             1,625,000/-           3,847,500/-
Michael J. Mayell (1)                 --                --             1,625,000/-           3,847,500/-
Lloyd V. DeLano                       --                --                50,000/-              64,125/-
James W. Carrington, Jr.              --                --                17,500/-              19,238/-
Alan S. Pennington                    --                --                16,000/-              12,825/-

            (1) Excludes (i) the warrants (the "General Partner Warrants") granted to each of Messrs. Reeves and Mayell in October 1990 in connection with the Company's formation and (ii) warrants ("Executive Officer Warrants") issued in prior years to Messrs. Reeves and Mayell in connection with the surrender of certain "Class B Warrants" to the Company. The value of these warrants at December 31, 2003, based on the difference between the market price of the Common Stock at December 31, 2003 and the exercise price of the respective warrants, was $3,682,962 for each of Messrs. Reeves and Mayell.

EMPLOYMENT AGREEMENTS

      The Company has entered into an employment agreement ("Employment Agreement") with each of Messrs. Reeves and Mayell. Each Employment Agreement is for a term of three years, renewable annually for a term to extend three years from such renewal date. Each Employment Agreement provides for compensation in a minimum amount of $289,800 per annum along with annual bonuses in cash substantially consistent with previous annual bonuses, to be reviewed at least annually for possible increases, and additional bonuses and other perquisites in accordance with Company policy. If either of Messrs. Reeves or Mayell terminates his employment for "Good Reason" (as defined below), or is terminated by the Company for other than "Good Cause" (as defined below), such individual would receive a cash lump sum payment equal to the sum of (i) the base salary for the remainder of the employment period under the Employment Agreement, (ii) an amount equal to the last annual bonus paid to him, (iii) two times the sum of his annual base salary and last annual bonus, (iv) all compensation previously deferred and any accrued interest thereon, (v) a lump-sum retirement benefit equal to the actuarial equivalent of the benefits lost by virtue of the early termination of the employee and (vi) continuation of benefits under the Company's benefit plans. If either of Messrs. Reeves or Mayell dies or is terminated by the Company for Good Cause, such individual or such individual's estate, as applicable, would receive all payments then due him under the Employment Agreement through the date of termination, including a prorated annual bonus and any compensation previously deferred. Each of Messrs. Reeves and Mayell also is entitled under his Employment Agreement to certain gross-up payments if an excise tax is imposed pursuant to Section 4999 of the Internal Revenue Code, which imposes an excise tax on certain severance payments in excess of three times an annualized compensation amount following certain changes in control.

      The term "Good Reason" is defined in each Employment Agreement, with respect to each of Messrs. Reeves and Mayell, generally to mean (i) a change in the nature or scope of the duties or responsibilities of such individual, unless remedied by the Company, (ii) any failure by the Company to pay any form of compensation stated in each Employment Agreement, unless remedied by the Company, (iii) requiring such individual to be based at any office or location 30 miles or more from the current location of the Company, other than travel reasonably required in the performance of such individual's responsibilities,
(iv) any purported termination by the Company of such individual's employment other than due to death or for Good Cause or (v) any failure of the Company to require a successor of the Company to assume the terms of the Employment Agreement. The term "Good Cause" is defined in each Employment Agreement, generally to mean (i) such individual has been convicted of a felony that is no longer subject to direct appeal, (ii) such individual has been adjudicated to be mentally incompetent so as to affect his ability to serve the Company and such adjudication is no longer subject to direct appeal or (iii) such individual has been found guilty of fraud or willful misfeasance so as to materially damage the Company and such finding is no longer subject to direct appeal.

      In connection with the execution of their Employment Agreements, both Messrs. Reeves and Mayell were granted a 2% net profits interest in the oil and natural gas production from the Company's properties to the extent the Company acquires a mineral interest therein. The net profits interest for Messrs. Reeves and Mayell applies to all properties on which the Company expends funds during their employment with the Company. The net profits interests represent real property rights that are not subject to vesting or continued employment with the Company. Messrs. Reeves and Mayell did not participate in the Well Bonus Plans (as such term is defined under "-Well Bonus Plans and NPI Rights" below) for any particular property to the extent their original 2% net profits interest grant covered such property. See also note 4 under "-Summary Compensation Table" above and "-Well Bonus Plans and NPI Rights" below.

      Mr. Lloyd V. DeLano entered into an employment agreement with the Company under which he is given the title Senior Vice President and Chief Accounting Officer of the Company. Mr. DeLano's employment agreement provides that he will receive a monthly salary of $14,000 and an annual bonus in the amount determined in the discretion of the Company's Board of Directors. If Mr. DeLano is terminated, depending on the circumstances, he may be entitled to receive a payment equal to six times his monthly salary. Also, if a change in control of the Company occurs, he may be entitled to receive his monthly salary for eighteen months after such event.

      Mr. James W. Carrington, Jr. entered into an employment agreement with the Company under which he is given the title Executive Vice President - Land and Legal of TMRX. Mr. Carrington's employment agreement provides that he will receive a monthly salary of $13,901 and an annual bonus in the amount determined in the discretion of the Company's Board of Directors. If Mr. Carrington is terminated, depending on the circumstances, he may be entitled to receive a payment equal to six times his monthly salary. Also, if a change in control of the Company occurs, he may be entitled to receive his monthly salary for eighteen months after such event.

THE INCENTIVE PLANS

      The Company's existing stock option plans (the "Incentive Plans") authorize the Board of Directors or a Committee of the Board of Directors to issue stock options, stock appreciation rights, restricted stock and performance awards. The aggregate number of shares of Common Stock that currently may be issued under the Incentive Plans is 8,954,881, which represents approximately 11.3% of the total number of shares of Common Stock outstanding. There are currently 7,208,825 shares allocated to outstanding options or existing or future stock rights under deferred compensation arrangements under the Incentive Plans. Therefore, approximately 1,746,056 shares are available for grant of additional options or stock-based compensation. As of December 31, 2003, 3,175,175 of the stock options granted under the Incentive Plans were "in-the-money".

WELL BONUS PLANS AND NPI RIGHTS

      During 1998, the Company implemented a net profits program that was adopted effective as of November 1997. All employees participated in this program. Pursuant to this program, the Company adopted three separate well bonus plans: (i) The Meridian Resource Corporation Geoscientist Well Bonus Plan (the "Geoscientist Plan"), (ii) The Meridian Resource Corporation TMR Employees Trust Well Bonus Plan (the "Trust Plan") and (iii) The Meridian Resource Corporation Management Well Bonus Plan (the "Management Plan"), and with the Trust Plan and the Geoscientist Plan, (the "Well Bonus Plans"). The Executive Committee of the Board of Directors, which is comprised of Messrs. Reeves and Mayell, administered each of the Well

Bonus Plans. The participants in each of the Well Bonus Plans were designated by the Executive Committee in its sole discretion. Participants in the Management Plan were limited to executive officers of the Company and other key management personnel designated by the Executive Committee. Neither Messrs. Reeves nor Mayell participated in the Management Plan, except with respect to a small number of wells and prospects not covered by their original net profits grants described under "-Employment Agreements" above. The participants in the Trust Plan generally were all employees of the Company that did not participate in one of the other Well Bonus Plans. Pursuant to the Well Bonus Plans, the Executive Committee designated, in its sole discretion, the individuals and wells that participated in each of the Well Bonus Plans. The Executive Committee also determined the percentage bonus that was paid under each well and the individuals that participated thereunder. The Well Bonus Plans covered all properties on which the Company expended funds during each participant's employment with the Company, with the percentage bonus generally ranging from less than .1% to .5% of the net profits derived from each well included in the well bonus plan, depending on the level of the employee.

      Effective March 2001, the participants in the Geoscientist Plan were notified that no additional future wells would be placed into the plan. During 2002, the Executive Committee decided to modify this position and for certain key geoscientists the plan will include future new wells through July, 2002.

      Effective December 2001, an agreement was executed to repurchase and terminate certain interests in the Well Bonus Plans from current and former employees in exchange for the issuance of Common Stock. The offering was for a total of 1,940,991 shares of our Common Stock. The Common Stock was issued on February 4, 2002, at the then current price of $3.48 per share.

COMPENSATION OF DIRECTORS

      In the periods immediately prior to the Meeting, each non-employee director of the Company has received an annual retainer, payable in quarterly installments, of $20,000. Effective on the date of the Meeting, each non-employee director of the Company will receive an annual retainer, payable in quarterly installments, of $25,000. In addition, each of the chairmen of the Audit Committee, Board Affairs Committee and the Compensation Committee will receive annual payments of $10,000, $2,500 and $2,500, respectively. The other members of the Audit Committee will receive annual payments of $6,500. Each non-employee director will also receive $2,500 for each Board meeting attended in person or $1,000 for each Board meeting attended telephonically, and $1,000 for each Board committee meeting attended in person or $500 for each Board committee meeting attended telephonically. As in the past, non-employee directors will also be reimbursed for expenses incurred in attending Board of Directors and committee meetings, including those for travel, food and lodging. Directors and members of committees of the Board of Directors who are employees of the Company or its affiliates are not compensated for their Board of Directors and committee activities.

      The Company has a Non-Employee Director Stock Option Plan (the "Director Stock Option Plan") pursuant to which options to purchase up to 570,000 shares of Common Stock may be granted. Under the Director Stock Option Plan, each non-employee director is granted, on the date of his appointment, election, reappointment or re-election as a member of the Board of Directors, an option ("Director Option") to purchase 15,000 shares of Common Stock at an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant. The duration of each Director Option is five years from the date of grant, and each Director Option may be exercised in whole or in part at any time after the date of grant; provided, however, that the option vests with respect to 25% of the shares of Common Stock covered by such Director Option one year after the date of grant, with respect to an additional 25% of such shares of Common Stock two years after the date of grant, and with respect to the remaining shares of Common Stock three years after the date of grant. There are currently outstanding options to acquire 175,000 shares under the Director Stock Option Plan with a weighted average exercise price of $5.90 per share. There are currently 231,250 additional shares available for grant under the Director Stock Option Plan.

                        REPORT ON EXECUTIVE COMPENSATION

GENERAL POLICY

      The Company's executive compensation program is designed to attract, motivate and retain talented management personnel and to reward management for successfully performing their duties and improving shareholder value. Compensation and incentives are provided through the combination of cash salaries and bonuses, stock option and other stock-based awards, and grants of net profit interests in the Company's drilling prospects. The Company's overall compensation package is intended to provide the Company's executive officers with above average compensation for above average results and performance, with an emphasis on compensation that rewards the executive for actions that have demonstrably benefited the long-term interests of the Company. Decisions with respect to compensation for any particular executive officer or employee are based on a number of subjective factors, including the individual's performance and contribution to the future growth of the Company, the financial and operational results of the Company and industry and market conditions and the need to insure the continued employment of individuals that the Board of Directors believes are key to the long-term prospects of the Company.

      Decisions with respect to the cash compensation of the Company's executive officers were made in a bifurcated manner during 2003. The Employee Compensation Committee of the Board of Directors, which is comprised of Messrs. Reeves and Mayell set the salaries of all employees (except for themselves), including elected officers and other senior executives, and granted cash bonuses to such elected officers and other senior executives. Cash compensation decisions with respect to Messrs. Reeves and Mayell were approved by the Board of Directors, with Messrs. Reeves and Mayell abstaining. Decisions with respect to the granting of stock-based awards and the payment of other non-cash compensation for all of the Company's executive officers, including Messrs. Reeves and Mayell, were made by the full Board of Directors, with each of Messrs. Reeves and Mayell abstaining with respect to matters pertaining to either one of them.

      The components of the Company's executive compensation program are more specifically summarized below.

Base Salary.

      The base salaries of the Company's employees are determined based on their positions with the Company, their talents and experience and competitive market factors, including the desire by the Company to attract and retain executives with expertise and proven success in 3-D seismic exploration. Generally, base salaries are received in cash, however, the Company adopted a deferred compensation program in 1996 that allows the Company's Chief Executive Officer, President and other officers to receive payment of their salaries in deferred stock rights in lieu of cash compensation. The purpose of this deferred compensation program is to preserve company liquidity and further align the executive officers' interests with those of the Company's shareholders. Stock cannot be issued under such deferred compensation arrangements until the death, retirement or termination of the executive officer, and until such issuance, the value of such stock rights are subject to the general credit of the Company and changes in market value for the Company's Common Stock.

      In reviewing the base salaries of the Company's executive officers, the Company considers data from published reports regarding compensation of executive officers from a cross section of other energy companies, which may or may not include companies represented in the peer group used in completing the Company's performance graph. These reports are used as a check on the general competitiveness of the Company's salaries and not as a means to mathematically establish salaries within specified percentiles of salary ranges.

Bonus Compensation.

      Bonus compensation is provided to the Company's executive officers and other employees from time to time based on their employment agreements, if any, the financial results of the Company and various subjective factors, including the executive's or employee's contribution to the Company's success in finding reserves and acquiring prospects, identifying and obtaining sources of capital for the Company and increasing shareholder value. A Christmas bonus of up to one month's base salary was awarded and paid during 2001, 2002 and 2003 to the Company's employees.

Net Profit Interests.

      The Company believes that the granting of participation interests in the Company's prospects to its employees promotes in them a proprietary interest in the Company's exploration efforts that benefits the Company and its shareholders. To achieve this objective, the Company grants an interest (either in the form of a bonus or real property right, depending on the level of the employee) in the net profits received from all wells drilled to all of its employees, including its executive officers. Each employee's level of participation in these well bonus plans is based on various factors, including the employee's tenure, salary level, job classification and contribution to the Company's long-term prospects.

     Long-Term Incentive Compensation.

         The Board of Directors believes that long-term incentive compensation is an important component of the Company's compensation program and that the value of long-term incentive compensation should be directly related to increases in shareholder value. Thus, as part of total compensation, the Company provides long-term incentive compensation to its executive officers through stock options under the Company's stock option plans.

         Under the Company's existing stock option plans (collectively, the "Incentive Plans"), the Board of Directors has the authority to grant to the Company's executive officers and key employees options to purchase shares of Common Stock for terms of up to ten years, with vesting conditions established by the Board of Directors, and other forms of stock-based compensation including restricted stock. Awards under the Incentive Plans are intended to provide incentives to the participants to increase shareholder value by providing benefits that are directly related to the market value of the Common Stock. The Board of Directors believes that stock-based compensation provides a desirable form of incentive to the Company's executive officers in that stock-based compensation received by an executive officer generally will be of no value to the officer unless the value of the Common Stock increases.

         If a stock option or other stock-based award is granted to an executive officer, the number of shares of Common Stock subject to the granted option or award will be based on, among other things, the level of responsibility of the executive officer and the anticipated contribution of the officer to the future growth of the Company. The Board of Directors also considers the amount and terms of the options and other stock-based benefits held by the executive officers.

DISCUSSION OF COMPENSATION OF THE CHIEF EXECUTIVE OFFICER AND PRESIDENT

      During 2003, Messrs. Reeves' and Mayell's salaries and bonuses were paid in accordance with their employment agreements. The Board of Directors believes that granting stock options and the approval of bonus payments further align Messrs. Reeves and Mayell's interests with those of the Company and further insures their continued employment with the Company and rewards them for their efforts that were instrumental to the future prospects of the Company.

TAX MATTERS

      Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executive officers. Excluded from the limitation is compensation that is "performance based". Excluded compensation must meet certain criteria, including being based upon predetermined objective standards approved by the Company's shareholders. Awards under the Incentive Plans as well as bonus and salary compensation awarded to the Company's executive officers do not currently satisfy the requirements of
Section 162(m); however, since the Company currently does not expect to be paying federal income taxes in the near future, the Board of Directors and Executive Compensation Committee do not believe that such non-deductibility will have a material effect on the Company. The Board of Directors intend to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by them in the future.

      Joseph A. Reeves, Jr.                        Michael J. Mayell
      James T. Bond                                E. L. Henry
      Joe E. Kares                                 Gary A. Messersmith
      David W. Tauber

                             STOCK PERFORMANCE GRAPH

      The following performance graph compares the performance of the Common Stock to the New York Stock Exchange Market Index and Peer Group Index from December 31, 1998 through December 31, 2003. The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 31, 1998, and that all dividends were reinvested.

    DECEMBER 31,            1998         1999          2000          2001           2002         2003
    ------------            ----         ----          ----          ----           ----         ----
The Company                 100          96.08        270.59        125.18         28.24        186.35
NYSE Market Index           100         102.71        163.87        120.64         91.60        126.87
Peer Group Index            100         109.50        112.11        102.12         83.42        108.07

      The Company's Peer Group is comprised of Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources Inc., Chesapeake Energy Corporation, EEX Corporation, Noble Affiliates, Inc., Ocean Energy, Inc.* Pogo Producing Company, Questar Corporation and The Williams Company Inc.

* Ocean Energy, Inc. merged with Devon Energy Corporation in 2003.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      As discussed above, certain components of the compensation of the executive officers of the Company, other than Messrs. Reeves and Mayell, are determined by the Employee Compensation Committee of the Board of Directors of the Company, which is comprised of Messrs. Reeves and Mayell. Stock-based and other non-cash compensation decisions with respect to the Company's executive officers are made by the full Board of Directors, with each of Messrs. Reeves and Mayell abstaining with respect to matters pertaining to either one of them. For a discussion of certain transactions between the Company and members of the Board of Directors, see "Certain Relationships and Related Transactions" below. In addition, cash compensation decisions during 2003 with respect to Messrs. Reeves and Mayell were made by the full Board of Directors, with each of Messrs. Reeves and Mayell abstaining.

      Effective on the date of the Meeting, the Compensation Committee will be reconstituted. See "Meetings and Committees of the Board of Directors - Changes Effective on the Date of the 2004 Annual Meeting."

                                  PROPOSAL TWO

          SHAREHOLDER PROPOSAL THAT THE COMPANY ADOPT A POLICY THAT THE
           COMPANY NOMINATE AT LEAST TWO CANDIDATES FOR EACH BOARD OF
              DIRECTORS POSITION TO BE VOTED ON BY THE SHAREHOLDERS

      Mr. Glenn Thomas, 390 Valley View Avenue, Paramus, NJ 07652, holder of over 2,000 shares of Common Stock, has given formal notice that he will introduce a resolution at the Meeting. The Company is not responsible for such proposal, which provides as follows:

            "Resolved, that the shareholders of The Meridian Resource Corporation (the "Company") hereby request that the Company's Board of Directors (the "Board") establish a policy and practice of selecting a minimum of two worthy candidates for each director position on the Board to be voted on by the shareholders. Additionally, each nominee should be presented in such a manner that the shareholders will not know which candidate is preferred by the Board."

                      THE COMPANY'S STATEMENT IN OPPOSITION

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
            SHAREHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING
                                    REASONS:

      The Board of Directors recommends that shareholders reject this proposal. The Company's current method of nominating a single candidate for each directorship position is consistent with the longstanding and widespread practice of major companies and is in the best interests of shareholders. Your Board nominates the individuals that it believes are best qualified to serve as directors. Your Board does not believe that nominating additional, less qualified candidates would result in a more effective Board. Requiring the Board to supply a slate of nominees that it could not recommend would benefit neither shareholders nor the election process. Additionally, we believe that few qualified candidates would be willing to participate in this type of contested election without the recommendation of the Board.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST APPROVAL OF THE PROPOSAL REGARDING THE ADOPTION OF A POLICY OF THAT THE COMPANY NOMINATE AT LEAST TWO CANDIDATES FOR EACH BOARD OF DIRECTORS POSITION TO BE VOTED ON BY THE SHAREHOLDERS.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information, as of August 20, 2004, with respect to the beneficial ownership of Common Stock by (a) each current director, (b) each Named Executive Officer, (c) each shareholder known by the Company to be the beneficial owner of more than 5% of the Common Stock and (d) all executive officers and directors of the Company as a group.

                                                                       NUMBER OF
                                                                        SHARES
                                                                      BENEFICIALLY
                          NAME                                         OWNED (1)                PERCENT
                          ----                                        ------------              -------
Joseph A. Reeves, Jr. (2)                                               5,051,772                6.0%
Michael J. Mayell (3)                                                   4,738,620                5.7%
Lloyd V. DeLano (4)                                                        98,652                   *
James W. Carrington, Jr. (5)                                               79,477                   *
Alan S. Pennington (6)                                                     18,192                   *
E. L. Henry (7)                                                            22,250                   *
Joe E. Kares (8)                                                           35,000                   *
Gary A. Messersmith (9)                                                    44,722                   *
David W. Tauber (10)                                                        6,340                   *
John B. Simmons(11)                                                           -0-
Fenner R. Weller, Jr.(12)                                                  42,500                   *
James R. Montague(13)                                                       1,000                   *
All executive officers and directors as a group (12
persons) (2), (3), (4), (5), (6), (7), (8), (9), (10),
(11), (12) and (13)                                                    10,134,775               11.5%

*Less than one percent.

            (1) Shares of Common Stock which are not outstanding but which can be acquired by a person upon exercise of an option or warrant within sixty days are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person.

            (2) Includes 406,539 shares, and 802,069 shares, 714,000 shares and 1,625,000 shares of Common Stock that Mr. Reeves has the right to acquire upon the exercise of the General Partner Warrant, Executive Warrants, and stock options under the Company's stock option plans, respectively. Also includes 1,504,164 vested shares underlying deferred compensation arrangements. Excludes 21,723 unvested shares under deferred compensation arrangements. Mr. Reeves' business address is 1401 Enclave Parkway, Suite 300, Houston, Texas 77077.

            (3) Includes 284,661 shares, and 802,069 shares, 714,000 shares and 1,625,000 shares of Common Stock that Mr. Mayell has the right to acquire upon the exercise of the General Partner Warrant, Executive Warrants, and stock options under the Company's stock option plans, respectively. Also includes 1,312,890 vested shares underlying deferred compensation arrangements. Excludes 31,609 unvested shares under deferred compensation arrangements. Mr. Mayell's business address is 1401 Enclave Parkway, Suite 300, Houston, Texas 77077.

            (4) Includes 50,000 shares of Common Stock that Mr. DeLano has the right to acquire upon the exercise of stock options.

            (5) Includes 17,500 shares of Common Stock that Mr. Carrington has the right to acquire upon the exercise of stock options.

            (6) Includes 16,500 shares of Common Stock that Mr. Pennington has the right to acquire upon the exercise of stock options.

            (7) Includes 7,500 shares of Common Stock that Mr. Henry has the right to acquire upon the exercise of stock options. Excludes 3,750 shares underlying options that are not exercisable within 60 days.

            (8) Includes 35,000 shares of Common Stock that Mr. Kares has the right to acquire upon the exercise of stock options.

            (9) Includes 35,000 shares of Common Stock that Mr. Messersmith has the right to acquire upon the exercise of stock options.

            (10) Excludes 15,000 shares underlying options that are not exercisable within 60 days.

            (11) Excludes 15,000 shares underlying options that are not exercisable within 60 days.

            (12) Excludes 15,000 shares underlying options that are not exercisable within 60 days.

            (13) Excludes 15,000 shares underlying options that are not exercisable within 60 days.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PARTICIPATION INTERESTS

      In the ordinary course of business, the Company offers participation in exploration prospects to industry partners. Terms of each participation vary depending on the risk and economic conditions existing in the oil and gas industry at the time of grant. In addition, in an effort to provide the Company's executive officers and key employees with additional incentive to identify and develop successful exploratory prospects for the Company, the Company has adopted a policy of offering to its principal executive officers and key employees responsible for the identification and development of prospects the right to participate in each of the prospects pursued by the Company. Such participation is required to be on the same terms and conditions as the Company and its outside partners and is currently limited in aggregate to an approximate 8% working interest in any prospect. The maximum percentage that either Messrs. Reeves or Mayell may elect to participate in any prospect is a 4% working interest. Beginning with 2002, each of Messrs. Reeves and Mayell have participated in every prospect that the Company has drilled on a 3.5% working interest basis. Prior to 2002, through 1994, Messrs. Reeves and Mayell each participated with the Company for a 1.5% working interest basis on all drilled prospects.

      During 2003, both Messrs. Reeves and Mayell, either personally or through wholly-owned or affiliated corporations, participated as working interest owners in properties of the

Company. Under the terms of the operating and other agreements relating to the Company's wells and prospects, the Company, as operator, incurs various expenses relating to the prospect or well that are then billed to the working interest owner. During 2003, each of TODD (a company owned by Mr. Reeves) and Sydson (a company owned by Mr. Mayell) were indebted to the Company for certain expenses paid by the Company in respect of their working interest in various prospects and wells in which the Company acted as operator.

      TODD and Sydson collectively invested approximately $5,161,000 for the year ended December 31, 2003, in oil and natural gas drilling activities for which the Company was the operator. Net amounts due from TODD and Mr. Reeves were approximately $5,000 as of December 31, 2003. Net amounts due from Sydson and Mr. Mayell were approximately $344,000.

OTHER

      Joe E. Kares, a member of the Board of Directors, is a partner in the public accounting firm of Kares & Cihlar, which provided the Company and its affiliates with accounting services for the years ended December 31, 2003, 2002, and 2001 and received fees of approximately $210,000 $282,000 and $269,000, respectively. These fees exceeded 5% of the gross revenues of Kares & Cihlar for 2003. The Company believes that these fees were equivalent to the fees that would have been paid to similar firms providing its services in arm's length transactions. Mr. Kares also participated in the Well Bonus Plans pursuant to which he was paid approximately $61,000.

      Mr. Gary A. Messersmith, a Director of Meridian, is currently a Member of the law firm of Looper, Reed and McGraw in Houston, Texas, which provided legal services for the Company for the years ended December 31, 2003, 2002 and 2001, and received fees of approximately $49,000, $27,000 and $58,000, respectively. He previously was a partner in the law firm of Fouts & Moore, L.L.P., in Houston, Texas, which provided legal services for the Company for the years ended December 31, 2001 and received fees of approximately $66,000. Management believes that such fees were equivalent to fees that would have been paid to similar firms providing such services in arm's length transactions. In addition, the Company has Mr. Messersmith on a personal retainer of $8,333 per month relating to his services provided to the Company and a bonus in the form of personal property valued at $12,500 was awarded during 2002. Mr. Messersmith also participated in the Management Plan, pursuant to which he was paid approximately $360,000 during 2003, $377,000 during 2002, $401,000 during 2001.

                     PRINCIPAL ACCOUNTANT FEES AND SERVICES.

      Ernst & Young LLP served as the Company's principal independent accountants for the first part, and BDO Seidman LLP served as the Company's principal independent accountants for the remainder of the fiscal year ended December 31, 2003. The Company anticipates that BDO Seidman LLP will serve as the Company's principal independent accountants for the fiscal year ending December 31, 2004. A representative of BDO Seidman LLP will attend the Meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

      The following table presents fees for the audits of the Company's annual consolidated financial statements for 2003 and 2002 and for other services provided by BDO Seidman LLP and Ernst & Young LLP.

                                                                               2003         2002
                                                                               ----         ----
Audit Fees............................................................        596,951(1)  387,150
Audit-Related Fees....................................................             --          --
Tax Fees..............................................................         67,200      64,020
All Other Fees........................................................             --          --

(1) Due to a change in independent accountants in 2003, BDO Seidman LLP reviewed the third quarter financial information for 2003 and audited the full year, 2003. The related fees for this work were $364,814. All other fees were billed by Ernst & Young LLP.

Either the Audit Committee or Mr. Kares, as Chairman of the Audit Committee, approved all engagements of the independent accountants in advance, except with respect to the appointment of the independent audit firm, which is made by the Audit Committee. In the event Mr. Kares approves any such engagement, he discusses such approval with the Audit Committee at its next meeting.

TAX FEES

      Tax fees are primarily for tax compliance and tax consulting services. The Audit Committee concluded that the provision of tax services was compatible with maintaining Ernst & Young LLP's independence and all services rendered in connection with such fees were pre-approved by the Audit Committee.

CHANGE IN INDEPENDENT ACCOUNTANTS

      In June 2003, the Company invited several accounting firms, including Ernst & Young LLP, the Company's former independent accountant, to submit proposals to be engaged to perform the Company's audit work. The Company's decision to invite such proposals was approved by the Audit Committee of the Board. Ernst & Young declined to submit a proposal.

      On September 25, 2003, the Company retained the services of BDO Seidman LLP as its new independent accountant to audit the Company's financial statements. The retention of BDO Seidman was approved by the Audit Committee of the Board. During the two years ended December 31, 2002 and during the subsequent interim period through September 25, 2003, the Company did not consult with BDO Seidman regarding the application of accounting principles or the type of audit opinion that BDO Seidman might render on the Company's financial statements.

      Neither of the reports issued by Ernst & Young with respect to the Company's financial statements for the years ended December 31, 2002 and 2001 contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except that Ernst & Young's report with respect to the year ended December 31, 2002 contained an explanatory paragraph indicating that there was substantial doubt as to the Company's ability to continue as a going concern. Since that time, the Company has obtained additional equity financing, a portion of which was used to reduce borrowings under its respective credit facilities to address the liquidity issues related to the "going concern" modification of Ernst & Young's report.

      During the two years ended December 31, 2002 and during the subsequent interim period through September 25, 2003, the Company had no disagreement with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

      Ernst & Young informed the Company that, as part of Ernst & Young's review of the Company's financial statements for the year ended December 31, 2002, Ernst & Young determined that there was a material weakness relating to deficiencies in the internal controls of the Company's financial reporting process, including the gathering and review of data presented in the financial statement footnotes and in Management's Discussion and Analysis. This condition did not lead to a disagreement. The Company has taken, and continues to take, steps to adopt the recommendation of Ernst & Young to strengthen its financial reporting process and to ensure the Company has sufficient in-house financial reporting resources. Further, the Company has adopted additional procedures which it believes will further strengthen its internal controls by requiring more intensive internal review procedures. The Company has and continues to take the necessary steps to insure the accuracy of all public reporting with proper internal controls.

                                 OTHER BUSINESS

      Management does not intend to bring any business before the Meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented to the Meeting by others. If, however, any other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote, pursuant to the proxy, in accordance with their best judgment on such matters.

                              SHAREHOLDER PROPOSALS

      Any proposal by a shareholder to be presented at the Company's 2005 Annual Meeting of Shareholders (the "2005 Annual Meeting") must be received by the Company no later than May 27, 2005, in order to be eligible for inclusion in the Company's Proxy Statement and proxy used in connection with the 2005 Annual Meeting. Shareholder proposals as to which we receive notice that are proposed to be brought before the 2005 Annual Meeting (outside the process of the SEC's rule on shareholder proposals) will be considered not properly brought before the meeting, and will be out of order, unless we receive the notice as to that matter prior to July 29, 2005.

                  By order of the Company's Board of Directors

                              Joseph A. Reeves, Jr.
                            Chairman of the Board and
                             Chief Executive Officer

September 23, 2004

                                                                      APPENDIX A

                        THE MERIDIAN RESOURCE CORPORATION

                         CHARTER OF THE AUDIT COMMITTEE
                       (EFFECTIVE AS OF OCTOBER 27, 2004)

      The purpose of the Audit Committee of the Board is to assist the Board and as required by law, regulation and Board directive, act on behalf of the Board, in its oversight of (i) the integrity of the Company's financial statements,
(ii) the Company's compliance with legal and regulatory requirements, (iii) the engagement of the Company's independent auditors and their qualifications and independence, and (iv) the performance of the Company's internal audit function and independent auditors, in addition to preparing the report the SEC rules require be included in the Company's annual proxy statement. This Charter sets out the structure and responsibilities of the Audit Committee.

I.    Structure and Qualifications

      The Audit Committee shall consist of at least three directors all of whom shall be independent and all of whom shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement. The Chair of the Audit Committee shall have such accounting, financial or other experience as shall be required by the rules of the Securities and Exchange Commission and by the New York Stock Exchange.

      To be considered independent the director must meet the requirements of the Corporate Governance Rules of the New York Stock Exchange and Rule 10A-3(b)(1) of the rules and regulations under the Securities Exchange Act of 1934.

      If an Audit Committee member simultaneously serves on the audit committee of more than two other public companies, then the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company's audit committee and disclose such determination in the annual proxy statement.

      Additionally, the Audit Committee shall have at least one audit committee financial expert within the meaning of Item 401(h)(2) of Regulation S-K of the Securities and Exchange Commission.

II.   Meetings

      The Audit Committee shall meet at least four times a year. One of such meetings shall immediately precede the completion and release of the annual financial results of the Company and one of such meetings shall be subsequent to such release and shall receive any applicable report by the Company's independent auditors with respect to the prior year's audit and shall review and approve the audit plan for the current fiscal year. Both of such meetings shall include representatives of the independent auditors and shall include an opportunity for the Committee to meet with the independent auditors separately from management.

                                     -A-1-

III.  Responsibilities

      The Audit Committee shall:

      1. Review the accounting policies, procedures, and practices of the Company, including critical accounting policies and practices, internal accounting systems and financial reporting processes and procedures with management and with the Company's independent auditors and review any issues identified by management or the independent auditors regarding accounting and financial policies and procedures and any alternative treatment of financial information discussed by management and the independent auditors, including the treatment preferred by the independent auditors.

      2. Review and approve in advance in accordance with Section 10A-3(i) of the Securities Exchange Act of 1934 all auditing and non-audit services provided by the Company's independent auditors. The Committee may delegate advance approval of such engagements to a member thereof provided such approvals are reviewed with the Committee at its next meeting.

      3. Review and discuss the annual financial statements and quarterly financial statements of the Company with management and the independent auditors, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations", including in such review an inquiry as to the independent auditors' characterization of the accounting principles selected by management and judgments made by management material to the presentation of such financial statement.

      4. Obtain and review, at least annually, a formal written report from the Company's independent auditors delineating: (a) the independent auditors' internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (c) all relationships between the independent auditor and the Company. Based on such report and the work of the independent auditor, the Audit Committee shall evaluate the qualifications, performance and independence of the independent auditor and report thereon to the Board.

                                     -A-2-

      5. Possess the sole authority to select, retain, evaluate, oversee, set compensation for and, when appropriate, terminate the independent auditors. In connection with such selections, the Audit Committee shall advise the independent auditors that they are to report to the Committee.

      6. Review any accounting changes which have a material impact on the obligations or financial statements of the Company; review filings made with the Securities and Exchange Commission as required; and hold such other conferences or undertake such other reviews with management and with the independent auditors as the Committee may deem appropriate or as the independent auditors may request.

      7. Inquire of management and the independent auditors to assure that the independent auditors have not engaged in any prohibited activities within the provisions of section 10A(g) of the Securities Exchange Act of 1934.

      8. Discuss with management of the Company the Company's philosophy and approach to earnings press releases, as well as to financial information and earnings guidance provided to analysts and rating agencies, including the type of information to be disclosed and the type of presentations to be made.

      9. Obtain advice and assistance from outside legal, accounting, or other advisors, as necessary to carry out its duties. Pursuant to approval of this Charter, no further requirement of Board approval for such engagements is required and the Company shall provide all funding necessary to engage the independent auditors, to engage such outside legal, accounting or other advisors and for the administrative needs of the Audit Committee.

      10. Discuss the Company's major financial risk exposures and the guidelines, policies and practices regarding risk assessment and risk management, including derivative policies, insurance programs and steps management has taken to monitor and control major financial risks.

      11. Meet separately with management, with internal auditors or other personnel responsible for the internal audit function, and with independent auditors.

      12. Review with the independent auditor any audit problems or difficulties encountered in the course of the audit, including any restrictions in the scope of the independent auditor's activities or

                                     -A-3-
            on access to requested information and any disagreements with management and management's response. Also, the Audit Committee shall obtain from the independent auditors copies of all written communications to management of the Company in any way related to the Company's financial statements or reports or the integrity of the Company's financial books, records, practices or procedures.

      13. Set clear hiring policies for employees or former employees of the independent auditors.

      14. Report regularly to the Board and review with the Board any issues relating to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors, or the performance of the internal audit function.

      15. Conduct an annual review of the work of the Audit Committee, including review of: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Company; and (d) the type and presentation of information that has been included in earnings press releases, paying particular attention to any use of "pro forma," or "adjusted" non-GAAP, information, as well as financial information and earnings guidance provided to analysts and rating agencies.

      16. Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls and auditing matters and for the confidential, anonymous submission by employees of the Company of concern regarding questionable accounting or auditing matters.

      17. Review at least annually all transactions between the Company and its executive officers and directors, including transactions with affiliates of executive officers or directors, other than

                                      -A-4-
            compensation arrangements approved by the Compensation Committee of the Board, employee benefit arrangements made available generally to the employees, and compensation of directors.

      18. Review and annually approve a code of ethics for the senior financial officer of the Company as required by section 406 of the Sarbanes-Oxley Act of 2002.

      19. Conduct at least annually a performance evaluation of the Audit Committee.

IV.      Compensation

      Director's and Board Committee fees are the only compensation an Audit Committee member may receive from the Company. If a director satisfies the definition of an independent director, then his or her receipt of a pension or other form of deferred compensation from the Company for prior service, provided such compensation is not contingent in any way on continued service, will not preclude him or her from satisfying the requirement that director's fees are the only form of compensation he or she receives from the Company.

                                     -A-5-

                        THE MERIDIAN RESOURCE CORPORATION

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned shareholder of The Meridian Resource Corporation, a Texas corporation (the "Company"), hereby constitutes and appoints Joseph A. Reeves, Jr. and Michael J. Mayell, and each of them, his true and lawful agents and proxies, as proxies, with full power of substitution in each, to vote, as designated on the reverse side, all shares of Common Stock, $.01 par value, of the Company which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held October 27, 2004, and at any adjournment(s) thereof, on the following matters more particularly described in the Proxy Statement dated September 23, 2004.

                (Continued and to be signed on the reverse side)

                        ANNUAL MEETING OF SHAREHOLDERS OF

                        THE MERIDIAN RESOURCE CORPORATION

                                OCTOBER 27, 2004

                           Please date, sign and mail
                             your proxy card in the
                            envelope provided as soon
                                  as possible.

     Please detach along perforated line and mail in the envelope provided.

Please sign, date and return promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here. [X]

1. Election of three Class II Directors, three Class I Directors and one Class III Director.

Nominees:

-    E.L. Henry            (Class II)
-    Joe E. Kares          (Class II)
-    Gary A. Messersmith   (Class II)
-    David W. Tauber       (Class I)
-    John B. Simmons       (Class I)
-    James R. Montague     (Class I)
-    Fenner R. Weller, Jr. (Class III)

[ ]   FOR ALL NOMINEES

[ ]   WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

[ ]   FOR ALL EXCEPT
      (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: -

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2. To approve a shareholder proposal that the Company nominate at least two candidates for each Board of Directors position to be voted on by the shareholders.

[ ] FOR   [ ] AGAINST   [ ] ABSTAIN

3. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [ ]

Signature of Shareholder_______________________   Date:

Signature of Shareholder_______________________   Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.